CONFORMED COPY




            THIRD AMENDMENT, dated as of March 31, 1995 (this "Amendment"), to the REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of October 7, 1994 (as amended and as the same may be further amended, supplemented, modified or extended from time to time, the "Agreement"), among NATIONAL PROPANE CORPORATION, a Delaware corporation (the "Borrower"), each of the several lenders from time to time parties thereto (each a "Lender" and, collectively, the "Lenders"), THE BANK OF NEW YORK, as Administrative Agent for the Lenders (the "Administrative Agent") and THE FIRST NATIONAL BANK OF BOSTON and INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, as Co-Agents.


                           W I T N E S S E T H:


            WHEREAS, under the Agreement there are currently outstanding certain term loans (referred to therein as the "Tranche A Term Loans" and the "Tranche B Term Loans") in the principal amounts of $60,000,000 and $30,000,000, respectively, and there is available to the Borrower a revolving credit facility (referred to therein as the "Revolving Credit Commitment") in the amount of $40,000,000 a portion of which (referred to therein as the "Letter of Credit Sublimit") may be utilized by the issuance of letters of credit for the account of the Borrower, the outstanding balance of a portion of which (the "Acquisition Sublimit") is to be converted to term loans (referred to therein as the "Tranche D Term Loans") on the third anniversary of the Closing Date (as defined in the Agreement), and there is available an additional term loan (referred to therein as the "Tranche C Term Loan") in the amount of $20,000,000, subject, among other things, to (i) the prior or simultaneous merger of Public Gas Company into the Borrower and (ii) the prior or simultaneous repayment by Southeastern Public Service Company ("SEPSCO") of certain outstanding bonds (the "SEPSCO Bonds"); and

            WHEREAS, it is in the best interests of the Borrower, SEPSCO and Guarantor to consummate the Public Gas Merger (as defined in the Agreement) during the second quarter of 1995 and to postpone redemption by SEPSCO of the SEPSCO Bonds until no later than December 31, 1995; and

            WHEREAS, the Borrower desires to borrow the Tranche C Term Loan and to use the proceeds to prepay the Tranche A Term Loan in part, to obtain an increase in the Revolving Credit Commitment by $20,000,000 and to obtain a letter of credit the proceeds of which are to be used to make a Restricted Payment (as defined in the Agreement) previously contemplated to be made from the proceeds of the Tranche C Term Loan; and

            WHEREAS, under the Agreement, various financial covenants are measured against the Borrower's "Consolidated EBITDA", and for the purpose of calculating Consolidated EBITDA, as defined in the Agreement, management fees paid from the Borrower to Triarc Companies, Inc., a Delaware corporation (the "Guarantor"), are treated as an expense whether they are paid in cash or accrued; and

            WHEREAS, the Borrower and the Guarantor desire to postpone, from time to time, the payment of all or a portion of the management fees payable by Borrower to the Guarantor without affecting any of the Borrower's financial covenants; and

            WHEREAS, the parties desire to amend the Agreement to reflect the foregoing.

            NOW, THEREFORE, the parties hereby agree as follows:

            Section 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement.
Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference contained in the Agreement shall, from and after the date hereof, refer to the Agreement as amended hereby.

            Section 2. Revolving Credit Commitment Increase. Effective as of the date on which the Tranche A Term Loan shall have been prepaid by $20,000,000 from the proceeds of the Tranche C Term Loan, the Total Revolving Credit Commitment shall be increased from $40,000,000 to $60,000,000 and
Schedule 1 to the Agreement shall be replaced by Schedule 1 attached hereto. The Borrower shall execute and deliver to the Revolving Credit Lenders, in exchange for the Revolving Credit Notes held by them, new Revolving Credit Notes reflecting the increase in the Total Revolving Credit Commitment.

            Section 3.  Amendment of Section 1.01(b) of the Agreement.
Section 1.01(b) of the Agreement is hereby amended as follows:

            (a)  The definition of "Consolidated EBITDA" is hereby amended
            to read    in its entirety as follows:

                  "'Consolidated EBITDA' means, for the Borrower for any period, the sum (without duplication) of (a) the consolidated net income of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP, adjusted to exclude non-recurring gains and losses on unusual items (including without limitation, Asset Sales); and (b) income taxes, Consolidated Interest Expense, depreciation, and amortization (including without limitation, amortization associated with goodwill, deferred debt expenses, restricted stock and option costs and non-competition agreements) and all accrued but unpaid management fees payable to the Guarantor (including all such management fees which were previously paid to Guarantor but have been returned by Guarantor and thus are owing by Borrower to Guarantor) for such period."

             (b) The definition of the term "General Purposes Sublimit" is amended in its entirety to read as follows:

                  "'General Purposes Sublimit' means, the $45 million portion of the Total Revolving Credit Commitment which may, at any one time, be borrowed for general corporate purposes or issued as a Letter of Credit or Letters of Credit pursuant to Section 2.08 hereof, and which is not a part of the `Acquisition Sublimit'."

             (c) The definition of the term "Letter of Credit Sublimit" is amended in its entirety to read as follows:

                  "`Letter of Credit Sublimit' means, the $35 million portion of the General Purposes Sublimit which may at any one time be outstanding in the form of a Letter or Letters of Credit."

             Section 4. Amendment to Section 2.05(b)(i) of the Agreement.
Section 2.05(b)(i) of the Agreement is hereby amended to read in its entirety as follows:

             "(i) The General Purposes Sublimit, and the Total Revolving Credit Commitment, shall be reduced by $30,000,000 at the close of business on December 31, 1995 if the letter of credit referred to in Section 7.02(a) shall not have been drawn on in accordance with its terms on or prior to that date. On the third anniversary of the Closing Date, the Acquisition Sublimit will terminate, and the Total Revolving Credit Commitment will be reduced by the amount of the Acquisition Sublimit then in effect. The Total Revolving Credit Commitment will automatically reduce by $1,416,666.66 on June 30, 1995, $1,416,666.67 on December 31, 1995, $1,500,000.00 on June 30,
             1996, $1,500,000.00 on December 31, 1996, $1,541,666.67 on
             June 30, 1997, $1,541,666.67 on December 31, 1997,
             $1,979,166.67 on June 30, 1998, $1,979,166.67 on December 31,
             1998, $2,020,833.33 on June 30, 1999 and $2,020,833.33 on
             December 31, 1999 (37.5% of each such reduction to be applied to a reduction of the Acquisition Sublimit as long as the same shall be in effect and the balance thereof to be applied to a reduction of the General Purposes Sublimit). The Revolving Credit Commitment shall be reduced to $0 pursuant to the mandatory prepayment described in Section 3.08. All such reductions shall be permanent.

             Section 5.  Amendment to Section 3.09(a) of the Agreement.
Section 3.09(a) of the Agreement is hereby amended to read in its entirety as follows:

             "Section 3.09. Additional Prepayment Provisions. (a) Pro Rata Reduction. Each prepayment (other than prepayments of Revolving Credit Loans required by mandatory reductions and terminations of the Total Revolving Credit Commitment pursuant to Section 2.05(b)(i)) (i) shall reduce pro rata each of the Tranche A Term Loans, Tranche B Term Loans and Tranche D Term Loans (to the extent they exist) and thereafter shall reduce pro rata the Tranche C Loans and thereafter shall reduce pro rata the Total Revolving Credit Commitment and (ii) shall reduce the installments of each such Loan pro rata among their maturities; provided that any such reduction in the Total Revolving Credit Commitment (other than a mandatory reduction pursuant to Section 2.05((b)(i)) shall first be applied to the Acquisition Sublimit and thereafter to the General Purposes Sublimit; and provided, further, that the prepayment from proceeds of the Tranche C Term Loan shall reduce only the Tranche A Term Loans. At the time of each such reduction of the Total Revolving Credit Commitment, the Borrower shall be required to prepay Revolving Credit Loans to the extent that the aggregate outstanding principal amount of Revolving Credit Loans and outstanding Letter of Credit Obligations would otherwise exceed the reduced Total Revolving Credit Commitment."

             Section 6.  Amendment to Section 4.06 of the Agreement.
Section 4.06 of the Agreement is hereby amended to read in its entirety as follows:

             "Section 4.06 Use of Proceeds. It is understood that funds provided by (a) Revolving Credit Loans made and Letters of Credit issued under the General Purposes Sublimit may be used for general corporate purposes of the Borrower (b) Revolving Credit Loans made under the Acquisition Sublimit may be used only for the purpose of making Permitted Acquisitions, (c) Tranche A Term Loans and Tranche B Term Loans may be used for the purpose of repaying the Subordinated Debt in full, (d) Revolving Credit Loans, Tranche A Term Loans and Tranche B Term Loans may be used for the purpose of making all or part of a Restricted Payment or Payments to the Guarantor or its Affiliates and (e) Tranche C Term Loans may be used only to prepay $20,000,000 of the Tranche A Term Loan."

             Section 7. Amendment of Section 7.02 of the Agreement. Section 7.02(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
             "(a) At the request of the Borrower the Administrative Agent shall have issued a letter or letters of credit pursuant to
             Section 2.08 not to exceed the aggregate amount of $30,000,000 expiring on December 31, 1995, pursuant to which a drawing may be made only for the payment of dividends to the Guarantor which the Guarantor will use for the partial repayment of intercompany indebtedness of the Guarantor to SEPSCO and/or the payment of dividends to SEPSCO, provided that, (i) Guarantor shall have caused SEPSCO to give the trustee for the SEPSCO Bonds irrevocable notice of redemption of all of the SEPSCO Bonds then outstanding and (ii) Administrative Agent shall have received such assurances from the Guarantor as it may reasonably require that sufficient funds to redeem the portion of such SEPSCO Bonds in excess of the amount of such letter of credit drawing will be available to SEPSCO."

             The obligations of the Tranche C Term Lenders to make the Tranche C Term Loans will not be subject to the conditions precedent referred to in paragraphs (b) and (c) of Section 7.02, but a drawing under the letter of credit referred to in Section 7.02(a), as amended hereby, will be subject to the prior satisfaction of those conditions precedent. The issuance of and payment under such letter of credit will be deemed to constitute the $30,000,000 Restricted Payment referred to in Section 8.02(e)(i)(B) of the Agreement.

             Section 8. Amendment of Section 8.02(b)(i) of the Agreement. The proviso in Section 8.02(b)(i) of the Agreement is hereby deleted in its entirety.

             Section 9. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders (a) that the execution and delivery of this Amendment by it has been duly authorized by all necessary corporate action, (b) that this Amendment constitutes the valid and legally binding obligation of the Borrower enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally and to general equity principles and (c) the execution, delivery and performance of this Amendment does not violate or contravene the terms of the Borrower's charter documents, by-laws or any agreement or instrument binding on the Borrower or its property.

             Section 10. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

             Section 11. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

             Section 12. Effectiveness. The amendment in Section 3(a) hereof shall become effective upon the execution of this Amendment by the Borrower, the Guarantor and the Required Banks (as defined in the Agreement). All other amendments effected hereby shall become effective upon the execution of this Amendment by the Borrower, the Guarantor and all of the Lenders.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                            NATIONAL PROPANE CORPORATION


                            By: /s/ Terry D. Weikel
                               Name:  Terry D. Weikel
                               Title: Senior Vice President & CFO



                            THE BANK OF NEW YORK, as
                            Administrative Agent and as a Lender



                            By: /s/ Robert W. Towns
                               Name:  Robert W. Towns
                               Title: Vice President



                            THE FIRST NATIONAL BANK OF BOSTON



                            By: /s/ Michael Kane
                               Name:  Michael Kane
                               Title: Managing Director



                            THE FIRST NATIONAL BANK OF CHICAGO



                            By: /s/ Nathan L. Bloch
                               Name:  Nathan L. Bloch
                               Title: Vice President



                            INTERNATIONALE NEDERLANDEN
                            (U.S.) CAPITAL CORPORATION



                            By: /s/ Robert L. Fellows
                               Name:  Robert L. Fellows
                               Title: Vice President


                            USL CAPITAL CORPORATION



                            By: /s/ Craig F. Bruzzone
                               Name:  Craig F. Bruzzone
                               Title: Vice President, Municipal
                                          and Corporate Finance


                            PILGRIM PRIME RATE TRUST


                            By: /s/ Kathleen Lenarcic
                               Name:  Kathleen Lenarcic
                               Title: Assistant Portfolio Manager



                            VAN KAMPEN MERRITT
                            PRIME RATE INCOME TRUST



                            By: /s/ Jeffrey W. Maillet
                               Name:  Jeffrey W. Maillet
                               Title: Vice Pres. & Portfolio Mgr.



Triarc Companies Inc., as Guarantor, hereby consents to the foregoing Third Amendment

                            TRIARC COMPANIES, INC.


                            By: /s/ T. E. Shultz
                                Vice President & Asst. Treasurer

                                                          SCHEDULE 1




                    Revolving Credit Commitments



                                          Commitment As
     Lender                             of Effective Date

The Bank of New York                     $25,384,615.38

Internationale Nederlanden (U.S.)         10,615,384.62
  Capital Corporation

The First National Bank of Chicago         9,000,000.00

The First National Bank of Boston         15,000,000.00

                                         $60,000,000.00